Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

NANCY ALTOBELLO APPOINTED TO

BOARD OF DIRECTORS

OF AMPHENOL CORPORATION

Wallingford, Connecticut. July 27, 2021. Amphenol Corporation (NYSE: APH) today announced that Nancy Altobello has been appointed to Amphenol’s board of directors. With her appointment, the size of the company’s board has increased to 10 members.

Ms. Altobello brings more than three decades of global audit and talent management experience to the Amphenol board. Most recently, she was Global Vice Chair, Talent of Ernst & Young (“EY”), where she was responsible for the firm’s global talent and people strategy from July 2014 to June 2018. Prior to this role, Ms. Altobello held a number of senior positions at EY, including Americas Vice Chair, Talent; Managing Partner, Northeast Region Audit and Advisory Practices; and Managing Partner, North American Audit Practice. During her time at EY, she also served as the audit partner for a number of leading global, publicly-traded corporations. Ms. Altobello is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Ms. Altobello currently serves as a board member of MarketAxess (NASDAQ: MKTS), an international financial technology company; Cornerstone On Demand (NASDAQ: CSOD), a global leader in people development solutions; and Wex (NYSE: WEX), a leading financial technology service provider. She previously served on the boards of CA Technologies before it was acquired by Broadcom in 2018 and MTS Systems before it was acquired by Amphenol in April 2021.

“Nancy brings a wealth of experience to Amphenol and we are excited to welcome her to Amphenol’s board of directors,” said R. Adam Norwitt, Amphenol’s CEO. “We believe her broad international audit experience, together with her deep expertise in managing talent, diversity and corporate culture will be extremely valuable as Amphenol continues to expand around the world.”

“We first met Nancy in connection with our acquisition of MTS Systems, and we are delighted that such an outstanding individual has agreed to join our board,” said Martin Loeffler, Amphenol’s Chairman. “Nancy is a proven leader with extensive experience serving on the boards of other high-performing public companies, and I am confident that she will make a significant contribution to our board and the Company.”

“I have been extremely impressed by Amphenol’s dynamic leadership team and unique entrepreneurial culture, which I had a chance to witness first-hand during the Company’s execution of the MTS acquisition,” said Ms. Altobello. “I have tremendous respect for Martin, Adam and the other board members, and I am honored to be joining the Amphenol board. I look forward to working with all of the members of the board.”

About Amphenol

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Forward-Looking Statements

Statements in this press release which are other than historical facts are intended to be “forward looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2020, for some factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

Contact:

Sherri Scribner

Vice President, Strategy and Investor Relations

203-265-8820

IR@amphenol.com